Exhibit 10.24

TRANSACTION BONUS AGREEMENT

This Transaction Bonus Agreement (“Agreement”) is effective on 04 / 02 / 2022 (the “Effective Date”), by and between Stoyan Kenderov (“Employee”) and Plastiq Inc. (“Company”). In consideration of the mutual promises made herein, the Company and Employee agree as follows.

1. Purpose of Transaction Bonus. Employee is being offered a Transaction Bonus in order to encourage Employee to remain employed with the Company in good standing through a Sale Event (as defined below) that occurs following the Effective Date and before the 18-month anniversary of the Effective Date. This Agreement shall not modify the duration of the Employee’s employment with the Company, and the Employee remains an employee-at-will during the entire time of employment with the Company.

For purposes of this Agreement, “Sale Event” means the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), or (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or group of persons. For the avoidance of doubt, an initial public offering, acquisition of the Company by a special purpose acquisition company, another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.”

2. Transaction Bonus Amount. The Company shall pay to Employee a one-time, lump sum, cash bonus in a total amount of $1,500,000.00 USD (“Transaction Bonus”), less applicable state and federal taxes and withholdings, if Employee remains employed by the Company in good standing through the first Sale Event that occurs following the Effective Date and before the 18-month anniversary of the Effective Date.

3. Payment Schedule. If Employee is employed through the Sale Event, the Company shall pay in lump sum the full Transaction Bonus, less applicable state and federal taxes and withholdings, within thirty (30) days following the closing date of such Sale Event.

4. Impact of Employee Separation on Transaction Bonus:

a.	Resignation or Termination for Cause: If Employee either resigns or is terminated for Cause (as defined below) prior to a Sale event, Employee will not be entitled to receive the Transaction Bonus.

i.

Cause: For purposes of this Agreement, “Cause” is defined as (i) any act of dishonesty, disloyalty, unethical conduct, or fraud with respect to the Company; (ii) Employee’s breach of fiduciary duty to the Company; (iii) willful misconduct or gross negligence in the performance of Employee’s job duties; (iv) Employee’s substantial, willful, or repeated disregard of the lawful and reasonable directives of the Board of Directors of the Company or the Company’s CEO clearly communicated in writing to Employee; (v) the coming into effect of an order, ruling, or determination by a government body, court, or self-regulatory organization that imposes a suspension, bar or disqualification on Employee from employment with the Company; (vi) violation of the Company’s policies against unlawful discrimination, harassment, and retaliation; (vii) abandonment or gross dereliction of Employee’s job duties; or (viii) conviction of a crime.

b.

Termination Without Cause: If Employee is terminated without Cause prior to the Sale event, Employee shall be entitled to the full Transaction Bonus, which will be paid within 30 days after the date of termination, less applicable state and federal taxes and withholdings.

5. Shareholder Approval. If the Company (a) reasonably determines with the advice of counsel that the payment to the Employee of the Transaction Bonus could reasonably be expected to result in the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) and the corresponding lost employer tax deduction under Section 280G of the Code, and (b) desires to submit the payment of the Transaction Bonus to shareholders for approval in a manner that satisfies Section 280G(b)(5)(B) of the Code and Treas. Reg. Section 1.280G-1, Q/A 7, the Employee agrees to reasonably cooperate with the Company in connection with the shareholder approval process and to reasonably consider the waiver of the right to the payment of the Transaction Bonus in connection therewith. For the avoidance of doubt, any waiver requested by the Company will only apply to the extent of “parachute payments” that exceed the “Safe Harbor” under Section 280G of the Code.

6. Miscellaneous.

a.

This Agreement constitutes the entire agreement of the parties with regard to the Transaction Bonus. Any modification of this Agreement will be effective only if it is in writing and signed by both the Company’s CEO and the Employee.

b.

The provisions of this Agreement shall not supersede or modify the provisions of any employment agreement, retention bonus agreement, confidentiality agreement, arbitration agreement or relationship between the Employee and the Company. This Agreement does not supersede, replace or limit the rights and obligations of the Company and the Employee with respect to such matters imposed by law or other agreements.

c.	The headings in this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement; and

d.

Should any provision of this Agreement be held to be invalid, void or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

7. Governing Law. This Agreement shall be governed in all respects by the laws of the State of California.

IT SO AGREED.

DATE: 04 / 02 / 2022

/s/ Stoyan Kenderov
Stoyan Kenderov

On behalf of the Company:

Date: 04 / 02 / 2022

/s/ Eliot Buchanan
Name: Eliot Buchanan
Title: Chief Executive Officer

Audit Trail

TITLE		Plastiq / Stoyan Transaction Bonus Agreement

FILE NAME		Plastiq Inc. - Tr...erov (final).docx

DOCUMENT ID		a3d3ff53c9a0e366d36d16fe68879db132c04f43

AUDIT TRAIL DATE FORMAT		MM / DD / YYYY

STATUS		● Signed

Document History

	03 / 23 / 2022	Sent for signature to Stoyan Kenderov (stoyan@plastiq.com)
	17:47:57 UTC-7	and Eliot Buchanan (eliot@plastiq.com) from

sirena.roberts@plastiq.com

IP: 8.39.134.158

	04 / 02 / 2022	Viewed by Stoyan Kenderov (stoyan@plastiq.com)
	15:03:50 UTC-7	IP: 157.131.222.238

	04 / 02 / 2022	Signed by Stoyan Kenderov (stoyan@plastiq.com)
	15:05:13 UTC-7	IP: 157.131.222.238

	04 / 02 / 2022	Viewed by Eliot Buchanan (eliot@plastiq.com)
	15:21:08 UTC-7	IP: 166.205.87.97

	04 / 02 / 2022	Signed by Eliot Buchanan (eliot@plastiq.com)
	15:21:28 UTC-7	IP: 166.205.87.97

	04 / 02 / 2022	The document has been completed.
15:21:28 UTC-7